Exhibit 10.4

CREDIT LINE AGREEMENT

THIS CREDIT LINE AGREEMENT (the “Agreement”) is made and executed on the 6th of December, 2016 and shall be effective as of January 2015 (the “Effective Date”), by and between LG Medical Innovation Ltd., a company incorporated under the laws the Cayman Islands, residing at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KYI -9005, Cayman Islands (the “Company”) and Yacov Geva, Passport No.                    , residing at,                      London WIU 6QQ, United Kingdom (the “Lender”).

W I T N E S S E T H:

WHEREAS, at the Company’s request, the Lender has agreed to make available to the Company a line of credit in the aggregate amount of up to US$1,500,000 (the “Credit Line”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

1. Credit Line. Subject to the terms and conditions and on the basis of the covenants set forth herein, the Lender agrees to make available to the Company, the Credit Line.

2. Drawdowns. Commencing on the Effective Date and until the Company’s Liquidation (as defined below), the Company may draw under the Credit Line from time to time (each drawdown, a “Credit Installment”). The aggregate amount of Credit Installments actually extended to the Company under this Agreement shall be referred to as the “Loan Amount”.

For the purpose of this Agreement, “Liquidation” means any of the following events: (i) liquidation, dissolution, or winding-up of the Company, either voluntary or non-voluntary, or (ii) any bankruptcy, insolvency or reorganization proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against the Company; or (iii) a receiver or liquidator is appointed to all or substantially all of the Company’s assets.

3. Drawdown Notices. Each request by the Company for withdrawal under the Credit Line shall be made by giving to the Lender a notice (the “Drawdown Request”). Each portion of the Credit Line so requested to be withdrawn by the Company and which the Company is entitled to receive, shall be advanced by the Lender within three (3) business days of the Lender receiving Company’s said request, by wire transfer thereof to any of Company’s bank accounts specified in the Drawdown Request.

4. No Interest. The Credit Installments shall riot bear any interest.

5. Repayment. the Loan Amount shall become due and payable in full upon the Company’s Liquidation.

6. Miscellaneous. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements between the parties hereof with regard to such subject matter. The Exhibit hereto constitutes an integral part hereof. This Agreement may not be amended, supplemented, discharged, terminated or altered except in writing signed by the parties hereto. No failure or delay by any party to this Agreement to enforce at any time any of the provisions hereof, or to exercise any power or right hereunder, shall operate as or construed to be, a waiver of any such provision, power or right. Any waiver of any provision hereof or any power or right hereunder shall be in writing and shall be effective only in the specific instance and for the purpose for which given. Any notice required or permitted hereunder shall be in writing and shall be sent by registered mail or confirmed facsimile to the parties. This Agreement shall be governed for all purposes by the laws of the State of Israel and the competent courts in Tel Aviv shall have sole and exclusive jurisdiction upon any dispute arising from this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first hereinabove written.

LG Medical Innovation Ltd.		Yacov Geva

By:	/s/ Kenneth Melani	/s/ Yacov Geva
Name:	Kenneth Melani
Title: